As filed with the Securities and Exchange Commission on June 21, 2021

File No. 333-234766

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-1 REGISTRATION STATEMENT NO. 333-234766

UNDER THE SECURITIES ACT OF 1933

REZOLUTE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54495	27-3440894
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

(650) 206-4507

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Rezolute, Inc.

Attn: Nevan Elam, CEO

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

(650) 206-4507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Anthony W. Epps
Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202

(303) 629-3400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 17(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 18, 2021, Rezolute, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, Rezolute Nevada Merger Corporation, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of June 18, 2021 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “Rezolute, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Common Stock (as defined below) at the 2021 annual meeting of the stockholders of the Predecessor Registrant held on May 26, 2021. Unless the context otherwise requires, the term “the Company” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share, of the Registrant.

The Registrant is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-1, File No. 333-234766 (as amended, the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Nevada from the State of Delaware via the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, including the prospectus dated September 19, 2019.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

As used in this Part II, unless the context indicates or otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Rezolute” refer to Rezolute, Inc., a Nevada corporation (formerly a Delaware corporation prior to the June 18, 2021 reincorporation discussed below, and successor-in-interest to Rezolute Delaware). On June 18, 2021, Rezolute reincorporated to Nevada by merging with and into Rezolute Nevada Merger Corporation, with Rezolute Nevada Merger Corporation being the surviving corporation and changing its name to “Rezolute, Inc..” The reincorporation was approved by the requisite vote of stockholders at Rezolute’s Annual Meeting of Stockholders on May 26, 2021. Rezolute Nevada Merger Corporation is deemed to be the successor issuer of Rezolute under Rule 12g-3 of the Securities Exchange Act of 1934, as amended.

Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement.

Expense	Amount
Registration Fees	$132.99
Legal Fees	3,000.00
Miscellaneous Fees and Expenses	7,000.00
Total	$10,132.99

Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation of the Registrant (the “Charter”) and the Amended and Restated Bylaws of the Registrant (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Charter, the Bylaws and the NRS.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Charter further provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to Nevada indemnification laws, or in defense of any such claim, issue or matter, the Registrant is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Registrant’s Charter and Bylaws comply with Nevada law as set forth above.

As permitted by Nevada law, the Registrant’s Bylaws authorize the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.

Indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses as described above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Registrant has the authority to indemnify him or her against such liability and expenses.

Recent Sales of Unregistered Securities.

i.	On April 2, 2018, we issued convertible promissory notes for an aggregate consideration of $5,300,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

ii.	On April 23, 2018, we issued 8,093,010 shares of our common stock. The issuance was in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

iii.	On January 30, 2019, we issued 2,500,000 shares of our Series AA Preferred Stock for an aggregate consideration of $25,000,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

iv.	On January 30, 2019, we issued 767,515 shares of our Series AA Preferred Stock upon the automatic conversion of certain outstanding convertible promissory notes. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

v.	On April 30, 2019, we issued 148,523,540 shares of our common stock upon the conversion of the Series AA Preferred Stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

vi.	On July 31, 2019, we issued 69,827,584 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

vii.	On August 7, 2019, we issued 13,103,448 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

viii.	On October 8, 2020, we issued 2,484,853 shares of common stock and 820,001 Unit Warrants which resulted in net proceeds of approximately $37.5 million. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

Exhibits and Financial Statements Schedules.

(a)	Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this section by reference.

(b) Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not applicable or not required or is shown in the financial statements or the notes thereto.

Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or issuances are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redwood City, State of California, on June 18, 2021.

REZOLUTE, INC.

By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer (Principal Executive and Financial Officer)

Each person whose signature appears below constitutes and appoints each of Nevan Elam his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nevan Elam	Chief Executive Officer and Director	June 18, 2021
Nevan Elam	(Principal Executive and Financial Officer)

/s/ Young-Jin Kim	Chairman of Board of Directors	June 18, 2021
Young-Jin Kim

/s/ Nerissa Kreher	Director	June 18, 2021
Nerissa Kreher
/s/ Gil Labrucherie	Director	June 18, 2021
Gil Labrucherie

/s/ Philippe Fauchet	Director	June 18, 2021
Philippe Fauchet

/s/ Wladimir Hogenhuis Wladimir Hogenhuis	Director	June 18, 2021

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 18, 2021 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on June 18, 2021)

3.1	Articles of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on January 11, 2013)

3.2	Certificate of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on January 11, 2013)

3.3	Certificate of Incorporation, dated January 10, 2013 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filing on January 11, 2013)

3.4	Certificate of Amendment of the Certificate of Incorporation, dated April 30, 2014 (incorporated by reference to Exhibit 3.5 of the Company’s Form S-1 filing on May 20, 2014)

3.5	Certificate of Amendment of the Certificate of Incorporation, dated November 28, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on November 29, 2017)

3.6	Certificate of Designation dated December 7, 2015 (incorporated by reference on Exhibit 3.1 of the Company’s Form 8-K on December 10, 2016)

3.7	Amended and Restated Bylaws, dated November 28, 2017 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on November 29, 2017)

3.8	Certificate of Ownership and Merger, dated December 6, 2017 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on December 7, 2017)

3.9	Certificate of Designation of Series AA Convertible Preferred Stock (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on January 31, 2019)

3.10	Certificate of Amendment of the Certificate of Incorporation, dated April 26, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on April 30, 2019)

3.11	Certificate of Amendment of the Certificate of Incorporation, dated October 9, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on October 13, 2020)

3.12	Articles of Merger, dated June 18, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on June 18, 2021)

3.13	Certificate of Merger, dated June 18, 2021 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on June 18, 2021)

3.14	Amended and Restated Articles of Incorporation, dated June 18, 2021 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filing on June 18, 2021)

3.15	Amended and Restated Bylaws, dated June 18, 2021 (incorporated by reference to Exhibit 3.4 of the Company’s Form 8-K filing on June 18, 2021)

4.1	Form of Unit Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filing on October 13, 2020)

5.1	Opinion of Dorsey & Whitney LLP *

10.1	Securities Purchase Agreement with the Investors (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filing on October 13, 2020)

10.2	Registration Rights Agreement with the Investors (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filing on October 13, 2020)

23.1	Consent of Plante & Moran, PLLC *

23.2	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page to the registration statement)

* Filed herewith.